Exhibit 10.35

891 Daechi-dong, Gangnam-gu, Seoul,
135-178, Korea
Tel: 82-2-6903-3487
www.magnachip.com

Confidential

March 8, 2014

Jonathan W. Kim

Dear Mr. Kim:

MagnaChip Semiconductor, Ltd. (“MagnaChip” or the “Company”) is pleased to present you with an offer for employment in the position of Senior Vice President of Finance and Chief Accounting Officer of the Company, reporting to the Chief Executive Officer and the Chief Financial Officer as well as to the Audit Committee of the Board of Directors (the “Board”) of MagnaChip Semiconductor Corporation (“MX”), of which the Company is a wholly owned subsidiary. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us to be a rewarding experience.

You will be based at MagnaChip’s Seoul office, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is on or about 11th day of March, 2014.

Your annual base salary will be USD 280,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by the Company in accordance with its internal policies and procedures. You will be eligible to earn an annual incentive based on company performance and attainment of your management objectives under a plan to be established and approved the Board. MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.

Upon approval by the Board, you will be granted options to purchase 50,000 shares of MX (the “Option”) pursuant to the MagnaChip Semiconductor Corporation 2011 Equity

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Incentive Plan (the “Plan”) at the exercise price equal to the fair market value of a common unit on the date of grant. The Option will be granted to you in four tranches over a period of 9 months: the first tranche of 12,500 shares will be granted at the time you begin your employment; the second tranche of 12,500 shares will be granted three (3) months thereafter; the third tranche of 12,500 shares will be granted three (3) months thereafter (i.e., six (6) months after commencement of your employment); and the final tranche of 12,500 shares will be granted three (3) months thereafter (i.e., nine (9) months after commencement of your employment). The Option (all four tranches) will become vested and exercisable over three (3) years from the date of commencement of your employment. Prior to receiving the Option, you must execute an option agreement in the form as approved by the Board.

You will be eligible to participate in the Company’s employee benefits programs for which you qualify and as are applicable to other MagnaChip employees of your level based in Korea. In addition to that, you shall be entitled to the following benefits:

Visas and Work Permits. The Company will provide the necessary services and cover the cost to obtain the necessary visas and/or work permits to enable you and your family to legally work and stay in Korea for the duration that you are assigned to perform services in Korea.

Signing Bonus/Relocation. The Company will pay for one-way business class tickets from your current residence in the United States to Korea for you and your family. It is anticipated that you will be required to travel to Korea prior to you and your family’s relocation; the costs of such travel, including a roundtrip business class ticket, will be borne by the Company. Also, to assist with your relocation expenses, the Company will pay you a one-time payment of USD 50,000, which will be paid upon commencement of your employment. In addition, as an incentive to join MagnaChip, the Company will pay you a one-time signing bonus of USD 50,000, which will be paid upon commencement of your employment.

Tax Treatment. The Company will provide for tax equalization (taking into account U.S. federal taxes and state taxes, if applicable) and tax consulting/preparation services for you for the period of your employment with the Company, provided that the aggregate amount of tax equalization that the Company will be responsible for each year will be limited to USD 50,000. You will use best efforts to minimize taxes as permitted by applicable law.

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Housing Support. The Company will provide you with housing support for a residential space (the “apartment”) in or about the metropolitan area of Seoul, including Seongnam-si. The Company will provide support for the apartment’s monthly lease, called weolse, up to KRW 4,400,000 per month. In the event that the Company is unable to find an appropriate wolse arrangement, the Company will have the right to provide you with housing support in the form of a key money deposit, called jeonse, instead of a weolse arrangement (or in combination with a weolse arrangement), provided that, if the Company provides jeonse (or a combination of weolse and jeonse), it will be reasonably equivalent in value as the above-described wolse arrangement. Subject to the conditions set forth herein, the Company will enter into a lease arrangement, for your benefit, with the landlord of the apartment. Any deposit or key money deposit will be in the Company’s name.

Annual Vacation. You will be entitled to annual vacation of two (2) weeks per year.

Annual Home Leave. You will be entitled to annual home leave of ten (10) business days, with full salary and benefits for you, which will be in addition to your annual vacation. At such times as you and your family maintain a primary residence in Korea, the Company will pay for roundtrip business class tickets for you and your family in relation to your home leave once a year.

As an employee of the MagnaChip organization, you will be expected to abide by the Company’s rules and regulations and sign and comply with the Company’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions.

Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. This employment offer is conditional upon you obtaining the appropriate visas and/or permission to work at MagnaChip in the Republic of Korea. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Upon termination of your employment by MagnaChip without “cause” or upon your voluntary resignation for a “good reason,” MagnaChip will pay you: (i) severance in the form of a continuation of your salary, at the rate in effect on the date of the involuntary termination without cause, for a period of six (6) months, commencing on the date following the date of the involuntary termination, and (ii) payment of the annual incentive, in a prorated

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amount based on (A) the number of days you were actually employed during the applicable plan year and (B) deemed satisfactory performance by you and MagnaChip; provided that the severance payable to you shall be reduced to the extent that the Company makes any severance payments to you pursuant to the Korean Commercial Code or any other statute. The Company and you will come to mutual agreement on the definition of the following terms that are used in this paragraph: “cause” and “good reason.”

This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang Park, CEO, or Sang-Lyun Oh, HR Director, and must clearly and expressly specify an intent to change the at-will nature of your employment.

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We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.

Sincerely,

MAGNACHIP SEMICONDUCTOR, LTD.

/s/ Sanglyun Oh
Sanglyun Oh
SVP and Director of HR
MagnaChip Semiconductor, Ltd.

THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

/s/ Jonathan W. Kim
Jonathan W. Kim